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Exhibit 11

                         STANLEY FURNITURE COMPANY, INC.
                  SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE
                                   (Unaudited)
                      (In thousands, except per share data)



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                                                                  Three Months Ended         Six Months Ended
                                                                  June 27,   June 29,        June 27,   June 29,
                                                                   1998         1997           1998      1997


Net income used in calculating basic and diluted
  earnings per common share............................             $3,580      $2,756       $6,850     $5,528
                                                                    ======      ======       ======     ======

Basic earnings per common share:

Weighted average shares outstanding....................              6,978       9,174        6,932      9,172
                                                                   =======     =======      =======    =======

Basic earnings per common share........................           $    .51    $    .30      $   .99   $    .60
                                                                  ========    ========      =======   ========

Diluted earnings per common share:

Weighted average shares outstanding....................              6,978       9,174        6,932      9,172
Add shares issuable assuming exercise of stock
    options ...........................................              1,038         768        1,036        814
                                                                   -------    --------      -------   --------
    Weighted average shares outstanding
      used in calculating diluted
      earnings per common share........................              8,016       9,942        7,968      9,986
                                                                   =======     =======      =======    =======

  Diluted earnings per common share....................           $    .45    $    .28     $    .86   $    .55
                                                                  ========    ========     ========   ========

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